                            SCHEDULE 14A INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material under Rule 14a-12

                           Glenayre Technologies, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

                                       N/A

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)      Title of each class of securities to which transaction applies:
              N/A

     (2)      Aggregate number of securities to which transaction applies: N/A

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): N/A

     (4)      Proposed maximum aggregate value of transaction: N/A

     (5)      Total fee paid: N/A

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)      Amount Previously Paid: N/A

     (2)      Form, Schedule or Registration Statement No.: N/A

     (3)      Filing Party: N/A

     (4)      Date Filed: N/A

(GLENAYRE LOGO)

                          GLENAYRE TECHNOLOGIES, INC.
                             11360 LAKEFIELD DRIVE
                             DULUTH, GEORGIA 30097

--------------------------------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 16, 2002

--------------------------------------------------------------------------------

     The 2002 Annual Meeting of the Stockholders of Glenayre Technologies, Inc., a Delaware corporation (the "COMPANY"), will be held at the Hilton Garden Inn, 11695 Medlock Bridge Road, Duluth, Georgia 30097 on May 16, 2002 at 11:00 a.m., local time, for the following purposes:

          1. To elect three Class III Directors.

          2. To ratify the selection of Ernst & Young LLP as independent auditors to audit the financial statements of the Company.

          3. To transact any other business that may properly come before the 2002 Annual Meeting and any adjournment(s) thereof.

     The close of business on March 22, 2002 has been fixed as the record date for determination of stockholders entitled to notice of and to vote at the 2002 Annual Meeting and any adjournment(s) thereof.

     A Proxy Statement, a form of proxy, a Summary Annual Report to the stockholders of the Company, and an Annual Report on Form 10-K as filed with the Securities and Exchange Commission for the year ended December 31, 2001 are enclosed with this Notice.

     A list of stockholders entitled to vote at the 2002 Annual Meeting will be open to the examination of any stockholder for any purpose relevant to the 2002 Annual Meeting, during ordinary business hours, for a period of 10 days prior to the 2002 Annual Meeting at the principal office of the Company at 11360 Lakefield Drive, Duluth, Georgia 30097.

     Stockholders are cordially invited to attend this meeting. Each stockholder, whether or not he or she expects to be present in person at the 2002 Annual Meeting, is requested to SIGN, DATE AND RETURN THE ENCLOSED PROXY in the accompanying envelope as promptly as possible.

     A stockholder may revoke his or her proxy at any time prior to voting.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ Eric L. Doggett
                                          Eric L. Doggett
                                          President and Chief Executive Officer

April 8, 2002

                          GLENAYRE TECHNOLOGIES, INC.
                                PROXY STATEMENT

                            THE 2002 ANNUAL MEETING

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Glenayre Technologies, Inc. (the "COMPANY" OR "GLENAYRE") of proxies for use at the 2002 Annual Meeting of Stockholders to be held at the Hilton Garden Inn, 11695 Medlock Bridge Road, Duluth, Georgia 30097 on May 16, 2002 at 11:00 a.m., local time, and at any adjournment(s) thereof.

VOTING AND RECORD DATE

     As of March 22, 2002, the record date for the determination of stockholders of the Company entitled to notice of and to vote at the 2002 Annual Meeting, the Company had 65,280,821 shares of common stock, $.02 par value ("COMMON STOCK"), outstanding and entitled to vote. Each holder of Common Stock at the close of business on March 22, 2002 will be entitled to one vote for each share so held of record. All votes at the 2002 Annual Meeting specified in this Proxy Statement will be by written ballot.

     Under rules followed by the National Association of Securities Dealers, Inc., brokers who hold shares in street name for customers have the authority to vote on certain items when they have not received instructions from beneficial owners. Brokers that do not receive instructions are entitled to vote on the election of directors. With respect to the other proposals presented to stockholders, no broker may vote shares held for customers without specific instruction from such customers. One-third of the total outstanding shares will constitute a quorum at the meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business.

SOLICITATION OF PROXIES

     Any stockholder giving a proxy for the 2002 Annual Meeting may revoke it at any time prior to the voting thereof by giving written notice to the Chairman or the Secretary of the Company by filing a later-dated proxy with either of them prior to the commencement of the 2002 Annual Meeting or by voting in person at the 2002 Annual Meeting. Proxies and notices of revocation should be mailed or delivered to American Stock Transfer & Trust Company, 59 Maiden Lane, New York, New York 10038 for receipt by American Stock Transfer & Trust Company no later than two business days prior to the 2002 Annual Meeting, or should be deposited with the Chairman or the Secretary of the Company immediately prior to the commencement of the 2002 Annual Meeting.

     All shares of Common Stock represented by proxies will be voted at the 2002 Annual Meeting, and at any adjournment(s) thereof, as specified therein by the persons giving the proxies. If no direction is given, the proxy will be voted to elect the nominees listed under "ELECTION OF DIRECTORS," to ratify the selection of Ernst & Young LLP as independent auditors and, in the discretion of the holders of the proxies, on all other matters properly brought before the 2002 Annual Meeting and any adjournment(s) thereof.

     This Proxy Statement, the Notice of the 2002 Annual Meeting (the "NOTICE") and the form of proxy were first mailed to stockholders on or about April 8, 2002. The Company's principal executive offices are located at 11360 Lakefield Drive, Duluth, Georgia 30097, telephone (770) 283-1000.

     Solicitation of proxies is being made primarily by mail; however, there may also be further solicitation in person and by telephone at nominal cost by directors, officers, employees and agents of the Company, who will receive no additional compensation therefor. The Company will bear all costs of soliciting proxies including charges made by brokers and other persons holding stock in their names or in the names of nominees for reasonable expenses incurred in sending proxy material to beneficial owners and obtaining their proxies.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     Listed in the following table are the beneficial owners known to the Company as of March 15, 2002, of more than 5% of the Company's outstanding Common Stock. In addition, this table includes the outstanding voting securities beneficially owned by each of the executive officers listed in the Summary Compensation Table, and the number of shares owned by directors and executive officers as a group. Percent Outstanding includes shares currently owned and shares subject to stock options exercisable within 60 days of March 15, 2002.

                                                       AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP
                                                      --------------------------------------------
                                                      CURRENTLY         ACQUIRABLE       PERCENT
NAME OF BENEFICIAL OWNER                               OWNED(1)       WITHIN 60 DAYS   OUTSTANDING
------------------------                              ----------      --------------   -----------
Clarke H. Bailey....................................      63,942        1,021,875          1.6%
Eric L. Doggett.....................................     209,246          408,334          0.9%
Ramon D. Ardizzone..................................         773           70,000            *
Donald S. Bates.....................................       1,096(2)        60,000            *
Matthew J. Desch....................................          --           20,000            *
Peter W. Gilson.....................................          --           60,000            *
John J. Hurley......................................     163,098           67,500            *
Stephen P. Kelbley..................................          --           45,000            *
Horace H. Sibley....................................       5,000           50,000            *
Howard W. Speaks, Jr................................          --           20,000            *
William W. Edwards, Jr..............................       1,467          102,335            *
Debra Ziola.........................................      14,524           61,501            *
Kenneth R. Berger...................................      21,529           35,001            *
All directors and executive officers as a group (12
  persons)..........................................     459,146        1,986,545          3.6%
State of Wisconsin Investment Board(3)..............  12,657,000               --         19.4%
Dimensional Fund Advisors Inc.(4)...................   4,542,180               --          7.0%

---------------

 *  Less than 1%.

(1) In each case the beneficial owner has sole voting and investment power except as otherwise noted.

(2) Includes 539 shares held by Mr. Bates' spouse.

(3) The address of State of Wisconsin Investment Board ("SWIB") is P.O. Box 7842, Madison, Wisconsin 53707. This information is provided as of December 31, 2001 and is based on a Schedule 13G filed by SWIB.

(4) The address of Dimensional Fund Advisors, Inc. ("DFA") is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401. This information is provided as of December 31, 2001 and is based on a Schedule 13G filed by DFA. Such shares are owned by certain investment companies, commingled group trusts and accounts with respect to which DFA acts as an investment advisor or manager. DFA disclaims beneficial ownership of all such shares.

                      EXECUTIVE OFFICERS OF THE REGISTRANT

     Following are the persons who were the executive officers of Glenayre as of March 31, 2002, their ages, their current titles and their positions held during the last five years:

     Clarke H. Bailey; age 47; Director of the Company since December 1990; Chairman of the Company since October 1999; Vice Chairman of the Company from November 1992 to June 1996; Chief Executive Officer of the Company from December 1990 to March 1994; and Acting Chief Executive Officer of the Company from May 1994 to December 1994; Chairman and Chief Executive Officer of ShipXact.com, Inc. from January 1999 to March 2002; Chairman and Chief Executive Officer of United Acquisition Company and its parent, United Gas Holding Corporation, from February 1995 to January 1998; Chairman of Arcus, Inc. from July 1995 to January 1998; and Co-Chairman of Highgate Capital L.L.C. from February 1995 to March 2002.

     Ramon D. Ardizzone; age 64; Vice Chairman of the Company since May 2001; Chairman of the Company from June 1996 to September 1999; President and Chief Executive Officer of the Company from December 1998 to June 1999; President of the Company from December 1994 to June 1996; Chief Executive Officer of the Company from May 1995 through December 1996; Acting Chief Executive Officer of the Company from December 1994 to May 1995; Director of the Company since November 1992; Chief Operating Officer of the Company from June 1994 to December 1994; Acting Chief Operating Officer of the Company from May 1994 to June 1994; Executive Vice President of the Company from November 1992 to December 1994; and Executive Vice President of the Company in charge of Sales and Marketing from November 1992 to May 1994.

     Eric L. Doggett; age 42; Director, President and Chief Executive Officer of the Company since June 1999; Consultant and venture partner with Rein Capital, LLC., a management consulting company from January 1999 to June 1999; Senior Vice President, General Manager, Communications Products Group of Tandem Computers, a Compaq Company from 1996 to 1998; and various senior management positions including Vice President -- Technology, Vice President -- Marketing, Vice President and General Manager -- International and Vice President and General Manager -- DMS-10 Division with Nortel Networks' Public Carriers line of business, from 1984 to 1996.

     Debra Ziola; age 47; Senior Vice President, Interim Chief Financial Officer, Chief Accounting Officer and Secretary of the Company since June 2001; various finance and operations management positions with the Company since 1996; Controller with Glenayre Manufacturing Ltd. from 1994 to 1996; Corporate Controller for Mr. Jax Fashions Inc. from 1989 to 1994; various audit positions with Deloitte & Touche from 1984 to 1989.

     William W. Edwards, Jr.; age 52; Senior Vice President Sales, Marketing and Customer Service since March 2002; Senior Vice President, Worldwide Sales of GEI from September 1999 to March 2002; various sales management positions with the Company from 1995 to September 1999; and various sales management positions with Centigram Communications Corporation, most recently as Vice President of
Sales -- U.S., from 1988 to 1995.

                             ELECTION OF DIRECTORS

     The Company's Board of Directors presently consists of 10 members. The Company's Certificate of Incorporation and By-Laws provide that the Board of Directors shall be divided into three classes, each consisting, as nearly as may be possible, of one-third of the total number of directors, for terms of three years. At the 2002 Annual Meeting, three Class III Directors are to be elected. The Board of Directors has nominated Ramon D. Ardizzone, Eric L. Doggett and Stephen P. Kelbley for election as Class III Directors to serve for three-year terms expiring at the Annual Meeting of Stockholders in 2005, and until their respective successors shall have been elected and qualified. Mr. Ardizzone, Mr. Doggett and Mr. Kelbley are currently serving as directors of the Company.

     The Board of Directors recommends a vote FOR all of the nominees. The affirmative vote of a plurality of shares voted is required for the election of the nominees by the holders of the shares entitled to vote at a meeting at which a quorum is present. Provided a quorum is present, abstentions and shares not voted are not taken into account in determining a plurality. The shares represented by the proxies which the Board of Directors receives will be voted for the election of the three nominees in the absence of contrary instructions. Each of the nominees has indicated his willingness to serve if elected, and the Board of Directors has no reason to believe that any nominee will be unavailable. In the event that a vacancy arises among such nominees by death or any other reason prior to the 2002 Annual Meeting, the proxy may be voted for a substitute nominee or nominees designated by the Board of Directors.

     Biographical information follows for each person nominated and each person whose term as a director will continue after the 2002 Annual Meeting. The information concerning the directors and nominees has been furnished by them to the Company.

    NOMINEES FOR ELECTION AS CLASS III DIRECTORS AT THE 2002 ANNUAL MEETING

NAME                             AGE   POSITIONS WITH COMPANY, BUSINESS EXPERIENCE AND OTHER DIRECTORSHIPS
----                             ---   -------------------------------------------------------------------
Ramon D. Ardizzone.............  64    Vice Chairman of the Company since May 2001; Chairman of the
                                       Company from June 1996 to September 1999; President and Chief
                                       Executive Officer of the Company from December 1998 to June 1999;
                                       President of the Company from December 1994 to June 1996; Chief
                                       Executive Officer of the Company from May 1995 through December
                                       1996; Acting Chief Executive Officer of the Company from December
                                       1994 to May 1995; Director of the Company since November 1992;
                                       Chief Operating Officer of the Company from June 1994 to December
                                       1994; Acting Chief Operating Officer of the Company from May 1994 to June 1994; Executive Vice President of the Company from November
                                       1992 to December 1994; and Executive Vice President of the Company
                                       in charge of Sales and Marketing from November 1992 to May 1994.
Eric L. Doggett................  42    Director of the Company since June 1999; President and Chief
                                       Executive Officer of the Company since June 1999. Consultant and venture partner with Rein Capital, LLC., a management consulting company, from January 1999 to June 1999; Senior Vice President,
                                       General Manager, Communications Products Group of Tandem Computers,
                                       a Compaq Company from 1996 to 1998; various senior management positions including Vice President -- Technology, Vice
                                       President -- Marketing, Vice President and General Manager --
                                       International, and Vice President and General Manager -- DMS-10
                                       Division with Nortel Networks' Public Carriers line of business, from 1984 to 1996. Director of Signal Soft Corporation.

NAME                             AGE   POSITIONS WITH COMPANY, BUSINESS EXPERIENCE AND OTHER DIRECTORSHIPS
----                             ---   -------------------------------------------------------------------
Stephen P. Kelbley.............  59    Director of the Company since January 1997; Executive Vice
                                       President of Springs Industries, Inc., a home furnishings company
                                       ("Springs") from 1991 to December 2001; President of Springs' Home
                                       Furnishings Operating Group since February 1998; President of
                                       Springs' Diversified Home Products Group since January 1997;
                                       President of Springs' Diversified Group from May 1995 to January
                                       1997; President of Springs' Specialty Fabrics Group from March 1994 to May 1995; and Chief Financial Officer of Springs from 1991 to
                                       1994. Director of Connectivity Technologies, Inc.

            DIRECTORS CONTINUING IN OFFICE AS CLASS I DIRECTORS UNTIL THE 2003 ANNUAL MEETING
Clarke H. Bailey...............  47    Director of the Company since December 1990; Chairman of the
                                       Company since October 1999; Vice Chairman of the Company from
                                       November 1992 to June 1996; Chief Executive Officer of the Company
                                       from December 1990 to March 1994; and Acting Chief Executive
                                       Officer of the Company from May 1994 to December 1994; Chairman and
                                       Chief Executive Officer of ShipXact.com, Inc. from January 1999 to
                                       March 2002; Chairman and Chief Executive Officer of United
                                       Acquisition Company and its parent, United Gas Holding Corporation, from February 1995 to January 1998; Chairman of Arcus, Inc. from
                                       July 1995 to January 1998; and Co-Chairman of Highgate Capital
                                       L.L.C. from February 1995 to March 2002. Director of Connectivity
                                       Technologies, Inc., Swiss Army Brands, Inc., SWWT, Inc. and Iron
                                       Mountain Incorporated.
Donald S. Bates................  73    Director of the Company since January 1997; Private consultant in the electronics and telecommunications industry since 1988; and
                                       employed by General Electric Company from 1951 to 1981 holding various managerial positions in electronics, communications and computing services retiring as Senior Vice President and Group
                                       Executive.
Peter W. Gilson................  62    Director of the Company since March 1997; Chairman of the Board of
                                       Directors of Swiss Army Brands, Inc. since May 1998; Chairman of the Executive Committee of Swiss Army Brands, Inc. from 1994 to May
                                       1998. President, Chief Executive Officer and Director of Physician
                                       Support Systems, Inc. from 1991 to December 1997; and non-executive
                                       Chairman of the Board of Directors of SWWT, Inc.
Matthew J. Desch...............  44    Director of the Company since April 2001; Chairman of Airspan
                                       Networks, Inc., a broadband wireless access provider to global carriers, since July 2000; Executive Vice President and President,
                                       Global Service Providers, of Nortel Networks Corp. from 1999 to May
                                       2000; President, Wireless Solutions & Group Executive, Caribbean &
                                       Latin America, of Nortel Networks Corp. from 1996 to 1999; and
                                       Group Vice President and General Manager, Wireless Networks, of
                                       Nortel Networks Corp. from 1995 to 1996.

            DIRECTORS CONTINUING IN OFFICE AS CLASS II DIRECTORS UNTIL THE 2004 ANNUAL MEETING
John J. Hurley.................  67    Director of the Company since November 1992; Private investor since
                                       June 1996; Vice Chairman of the Company from December 1994 to June
                                       1996; President of the Company from November 1992 to December 1994;
                                       Chief Operating Officer of the Company from November 1992 to March
                                       1994; and Chief Executive Officer of the Company from March 1994 to
                                       May 1994. Director of Preferred Networks, Inc.
Horace H. Sibley...............  62    Director of the Company since August 1997. Partner with the law firm of King and Spalding from 1973 to December 2001.

NAME                             AGE   POSITIONS WITH COMPANY, BUSINESS EXPERIENCE AND OTHER DIRECTORSHIPS
----                             ---   -------------------------------------------------------------------
Howard W. Speaks, Jr...........  54    Director of the Company since May 2001; President and Chief
                                       Operating Officer of Kyocera Wireless Corp., a developer and manufacturer of wireless phones and accessories, since August 2001;
                                       President and Chief Executive Officer of Triton Network Systems,
                                       Inc., a wireless communications equipment company, from September
                                       1999 to August 2001; Executive Vice President and General Manager,
                                       Network Operators Group of Ericsson, Inc. from January 1999 to
                                       September 1999; Executive Vice President and General Manager,
                                       Wireless Division of Ericsson, Inc. from January 1998 to December
                                       1999; and Vice President, Western Region of Ericsson, Inc. from
                                       1995 to 1997.

COMMITTEES OF THE BOARD OF DIRECTORS AND MEETING ATTENDANCE

     The Board of Directors met eleven times during the last fiscal year. The Board of Directors has standing Executive, Audit, Compensation and Plan Administration Committees. The functions and membership of each are set forth below. The Board of Directors has no standing nominating committee.

     The Executive Committee currently consists of Messrs. Ardizzone, Bailey, Doggett and Gilson. The Executive Committee met one time during the last fiscal year. The Executive Committee exercises the full powers of the Board of Directors to the extent permitted by law between Board of Directors meetings.

     The Audit Committee currently consists of Messrs. Kelbley, Hurley and Desch. The Audit Committee met seven times during the last fiscal year. The function of the Audit Committee is to review the internal accounting control procedures of the Company, review the consolidated financial statements of the Company and review with the independent public accountants the results of their audit.

     The Compensation Committee currently consists of Messrs. Gilson, Kelbley and Speaks. The Compensation Committee met one time during the last fiscal year. The Compensation Committee exercises all powers of the Board of Directors in connection with compensation matters, other than those matters which are subject to the administration of the Plan Administration Committee.

     The Plan Administration Committee currently consists of Messrs. Bates and Sibley. The Plan Administration Committee met one time during the last fiscal year. The function of the Plan Administration Committee is to administer the 1996 Incentive Stock Plan and the Long-Term Incentive Plan.

     Each member of the current Board of Directors attended 75% or more of the aggregate number of meetings of the Board of Directors and the meetings of all committees of the Board of Directors on which he served during the last fiscal year except for Mr. Desch who joined the Board of Directors in April 2001 and attended 73% of the aggregate number of meetings of the Board of Directors and the meetings of all committees of the Board of Directors on which he served.

                                  COMPENSATION

COMPENSATION OF DIRECTORS

     Mr. Bailey is being paid a salary at the annual rate of $200,000 for serving as Chairman of the Board of Directors. On April 26, 2001, the Company extended the term of an option to purchase 796,875 shares of Common Stock at an exercise price of $1.27 per share originally issued to Mr. Bailey on December 3, 1990 from May 14, 2001 to May 14, 2006. The closing price of the Company's Common Stock on the Nasdaq Stock Market on the date of this extension was $2.10. Under the Company's By-Laws, the Chairman of the Board is considered to be an officer of the Company. The compensation plan for non-employee directors is: (i) an annual fee of $18,000 plus $2,000 for attendance at each Board of Directors' meeting; (ii) an annual fee of $2,000 for each committee participation; and
(iii) an annual fee of $2,000 for each committee chair participation except the Executive Committee chair position which receives $10,000. Annual fees are paid ratably on a quarterly basis. In connection with the Company's restructuring in 2001, all directors fees earned during the period June 1, 2001 through December 31, 2001 were reduced by 10%. Additionally, non-employee directors receive automatic formula-based awards of options to purchase 30,000 shares of Common Stock upon initial appointment to the Board of Directors and on each third anniversary thereafter. During 2001, Mr. Ardizzone was paid $25,000 for his role as General Manager of the Company's Discontinued Operations Transition team and Mr. Bates was paid $8,500 for management consulting services provided to the Company. No fees were paid to employee directors in addition to their regular compensation. All directors are reimbursed for their reasonable travel and accommodation expenses incurred with respect to their duties as directors.

EXECUTIVE COMPENSATION

     The following table sets forth certain information with respect to compensation paid to the named Executive Officers during 2001, 2000 and 1999:

                           SUMMARY COMPENSATION TABLE

                                                                                      LONG TERM
                                                                                    COMPENSATION
                                                                                   ---------------
                                                  ANNUAL COMPENSATION                 NUMBER OF
                                          -----------------------------------        SECURITIES
                                                                 OTHER ANNUAL        UNDERLYING       ALL OTHER
                                          SALARY        BONUS    COMPENSATION          OPTIONS       COMPENSATION
NAME AND PRINCIPAL POSITION        YEAR     ($)          ($)        ($)(1)           GRANTED (#)         ($)
---------------------------        ----   -------      -------   ------------      ---------------   ------------
Eric L. Doggett..................  2001   385,849           --      52,704(2)          150,000              7,659(4)
  President and Chief              2000   431,006      387,905      54,516(3)           75,000             10,553(4)
  Executive Officer                1999   211,544      227,700          --             500,000              3,360(5)
William W. Edwards, Jr...........  2001   333,115(6)        --          --              45,000              7,967(4)
  Senior Vice President,           2000   346,557(6)        --          --              47,000              7,621(4)
  Sales, Marketing and             1999   344,312           --          --              55,000              7,649(9)
  Customer Service
Debra Ziola(7)...................  2001   172,150       75,746      51,865(8)           80,000              7,330(4)
  Senior Vice President,
  Interim Chief Financial
  Officer and Chief
  Accounting Officer
Clarke H. Bailey.................  2001   200,000           --          --                  --                 --
  Chairman of the Board            2000   200,000        5,000          --                  --                 --
                                   1999    46,923       30,000          --             150,000                 --
Kenneth R. Berger(10)............  2001   174,327           --      23,817(11)              --              7,624(4)
  Senior Vice President,           2000   170,577      135,097          --               5,000                 --
  Quality, Customer                1999    19,615           --          --              50,000                 --
  Service and Information
  Technology

---------------

 (1) While officers enjoy certain perquisites, unless set forth otherwise, such perquisites do not exceed the lesser of $50,000 or 10% of such officer's salary and bonus.

 (2) Includes $40,062 of relocation expenses, $1,842 of private club expenses and $10,800 for a car allowance.

 (3) Includes $42,816 of relocation expenses, $900 of private club expenses and $10,800 for a car allowance.

 (4) Includes a matching contribution to a defined contribution plan of $6,800 and life insurance premiums paid by the Company.

 (5) Represents life insurance premiums paid by the Company.

 (6) Includes $111,693 and $60,000 of field sales compensation for 2001 and 2000, respectively, under Mr. Edwards sales compensation plan.

 (7) Ms. Ziola was first elected as an executive officer in 2001.

 (8) Includes $46,965 of relocation expenses and $4,900 for a car allowance.

 (9) Includes a matching contribution to a defined contribution plan of $6,400 and life insurance premiums paid by the Company.

(10) Mr. Berger's employment with the Company was terminated effective December 31, 2001.

(11) Includes $15,417 of relocation expenses and $8,400 for a car allowance.

     The following table sets forth information with respect to grants of stock options to the named Executive Officers during 2001:

                             OPTION GRANTS IN 2001

                                                                                      POTENTIAL REALIZABLE
                                              INDIVIDUAL GRANTS                         VALUE AT ASSUMED
                             ----------------------------------------------------     ANNUAL RATES OF STOCK
                             NUMBER OF                                               PRICE APPRECIATION FOR
                             SECURITIES      % OF TOTAL                               ORIGINAL OPTION TERM
                             UNDERLYING       OPTIONS      EXERCISE                       OF TEN YEARS
                              OPTIONS        GRANTED TO     OR BASE     ORIGINAL               ($)
                             GRANTED(1)     EMPLOYEES IN     PRICE     EXPIRATION    -----------------------
NAME                            (#)             2001       ($/SHARE)      DATE          5%           10%
----                         ----------     ------------   ---------   ----------    ---------    ----------
Eric L. Doggett............   150,000(2)        4.9%         0.80       07/31/11      75,467       191,249
William W. Edwards.........    45,000(3)        1.5%         0.80       07/31/11      22,640        57,375
Debra Ziola................    45,000(3)        1.5%         0.80       07/31/11      22,640        57,375
Debra Ziola................    35,000(4)        1.2%         2.16       03/30/11      47,544       120,487

---------------

(1) Vesting may be accelerated in certain events relating to a change in control of the Company, as defined.

(2) One-third of these options vested on the date of the grant. The balance of these options vest one-third on July 31, 2002 and one-third on July 31, 2003. Additionally, vesting of options granted to Mr. Doggett may be accelerated due to the termination of his employment in certain events. (See "Employment Agreements-Doggett Agreement").

(3) These options are subject to a three-year vesting schedule with one-third vesting on each anniversary date of the grant.

(4) One-third of these options vested on each of July 1, 2001 and January 1, 2002. The balance of these options vest on July 1, 2002.

     The following table sets forth certain information with respect to the number and value of options held by the named Executive Officers at the end of 2001:

                      AGGREGATED OPTION EXERCISES IN 2001
                        AND 2001 YEAR-END OPTION VALUES

                                                            NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                           UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS AT
                                                           OPTIONS AT DECEMBER 31,            DECEMBER 31,
                                  SHARES       VALUE              2001 (#)                     2001($)(1)
                                ACQUIRED ON   REALIZED   ---------------------------   ---------------------------
NAME                            EXERCISE(#)     ($)      EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                            -----------   --------   -----------   -------------   -----------   -------------
Eric L. Doggett...............       --           --        408,334       316,666        $41,500        $83,000
William W. Edwards, Jr........       --           --         77,336        94,664             --         37,350
Debra Ziola...................       --           --         46,501        78,999             --         37,350
Clarke H. Bailey..............       --           --      1,005,209        16,666        288,389             --
Kenneth R. Berger.............       --           --         35,001        19,999             --             --

---------------

(1) Represents the difference between the closing market price of the Common Stock on the Nasdaq National Market System on December 31, 2001 and the exercise price of the options.

EMPLOYMENT AGREEMENTS

     Doggett Agreement. The Company is party to an employment agreement with Mr. Doggett dated as of July 31, 2001 (the "DOGGETT AGREEMENT"), which provides for his employment as President and Chief Executive Officer of the Company through July 31, 2002. Thereafter, the term of the Doggett Agreement is automatically extended for successive one-year renewal terms. Mr. Doggett is entitled to an annual salary of $300,000, which may be increased but not decreased based upon an annual salary review. In 2002, pursuant to the Doggett Agreement, Mr. Doggett is entitled to participate in a cash bonus program under which he may receive an annual cash bonus of up to 75% of base salary based on the achievement of the Company's operating target earnings as established by the Board of Directors.

     If Mr. Doggett's employment is terminated by the Company before the completion of the term of the Doggett Agreement without "Cause" as defined, or if Mr. Doggett resigns his employment for "Good Reason" as defined, the Company is required to pay Mr. Doggett a lump sum equal to fifty percent of his annual rate of base salary at the time of such termination. In addition, if Mr. Doggett's employment is terminated because of his resignation for "Good Reason," by the Company without "Cause," Mr. Doggett's death or his "Total and Permanent Disability" as defined, he (or his estate) is entitled to a pro rata share of the cash bonus for the fiscal year of the Company in which such termination occurs. If Mr. Doggett's employment had been terminated without "Cause" or if Mr. Doggett resigned for "Good Reason," as of March 31, 2002, payments under the Doggett Agreement would have been $206,250.

     Under the terms of the Doggett Agreement, if Mr. Doggett resigns or is terminated in contemplation of or following a "Change in Control" of the Company, as defined, the Company is required to pay Mr. Doggett a lump sum equal to two and one-half times his annual rate of base salary at the time of such termination in addition to a pro rata share of the incentive plan bonus which, as of March 31, 2002 would have been $806,250.

     If Mr. Doggett's employment is terminated for any reason other than "Cause" or his resignation without "Good Reason" as defined in the Doggett Agreement other than at the end of a term, (i) all options held by Mr. Doggett to purchase the Company's Common Stock at the termination date shall become fully vested and
(ii) all options shall become immediately exercisable and shall remain exercisable for a period of 12 months following the termination of employment.

     If Mr. Doggett's employment is terminated for any reason other than "Cause" or his resignation without "Good Reason" as defined in the Doggett Agreement, the Company is required to provide Mr. Doggett certain relocation benefits in connection with a relocation from the Duluth, Georgia area to North Carolina.

     Executive Severance Benefit Agreements. The Company is party to an agreement with Mr. Edwards (the "EDWARDS AGREEMENT"), dated February 3, 2000 that entitles Mr. Edwards to certain benefits if a "Change in Control" occurs and if Mr. Edwards' employment is terminated within three years after the "Change in Control" for any reason other than for Mr. Edwards' (i) death; (ii) disability; (iii) retirement; (iv) termination for "Cause" as defined in the Edwards Agreement; or (v) voluntary termination other than for "Good Reason" as defined in the Edwards Agreement.

     In the event of such termination, the Company is required to pay Mr. Edwards a lump sum equal to (i) 250% of the greater of the base salary in effect on such termination date or in effect on the date immediately preceding the "Change in Control" date and (ii) a pro rata share of any bonus in which Mr. Edwards participates for the fiscal year in which such termination occurs.

     Additionally, the Company is a party to Executive Severance Benefit Agreements with Ms. Ziola, dated August 1, 2001, which is identical in all material respects to the Edwards Agreement.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During fiscal 2001, Messrs. Gilson, Kelbley and Speaks served on the Compensation Committee and Messrs. Bates and Sibley served on the Plan Administration Committee. None of such persons has ever been an officer or employee of the Company.

REPORT OF THE COMPENSATION AND PLAN ADMINISTRATION COMMITTEES ON EXECUTIVE COMPENSATION

     The Company's Board of Directors approves all compensation decisions (other than with respect to stock options) with regard to executive officers, including the Chief Executive Officer, based on recommendations from the Compensation Committee. The Compensation Committee is responsible for the establishment of all compensation and benefit programs, excluding the Company's Long-Term Incentive Plan (the "1991 PLAN") and the 1996 Incentive Stock Plan (the "1996 PLAN"), as well as the overall monitoring of those programs.

The Plan Administration Committee is responsible for administering the 1996 Plan and the 1991 Plan. The Company's compensation philosophy and executive compensation programs are discussed in this report.

     Executive Compensation Philosophy. In general, executive officers who are in a position to make a substantial contribution to the success and growth of the Company should have interests similar to those of the stockholders. Executive officers should be motivated by and benefit from increased stockholder value. Therefore, the Company believes that executive officers should hold a meaningful equity position in the Company through the purchase of Common Stock and/or the award of options to purchase Common Stock.

     The Company also believes that a significant percentage of an executive officer's cash compensation, consisting of salary and bonus, should be based in 2002 on performance ranked in the following order for executive officers: (i) Company performance and (ii) individual performance.

     The Company's Board of Directors believes that the executive compensation program must be competitive with those of other companies of comparable size and complexity in order to attract, retain and motivate talented individuals.

     Executive Compensation Program. The Company's compensation program consists of base salary, annual incentive bonus (paid in cash) and long-term incentives, generally in the form of options to purchase Common Stock.

     Base Salary. The Compensation Committee generally reviews and determines the relative levels of base salary for executive officers on an annual basis. In determining the levels of base salary for an executive officer, the Compensation Committee considers relative levels of responsibility, individual and Company performance and cost of living increases.

     Annual Incentive Compensation. During 2001, executive and operating officers participated in cash bonus programs. The goal of these programs is to motivate and provide incentive to the key managers of the Company to maximize profits. The principal cash bonus program for 2001 (the "Incentive Plan") provided for a payment of cash awards to corporate executive and operating officers, except Mr. Bailey, based in part on the individual officer's performance and in part on the Company's earnings. Because the Company's 2001 earnings failed to meet the minimum target earnings established by the Board of Directors, the Company did not pay any cash awards under the Incentive Plan in 2001. Ms. Ziola was paid a special one-time project bonus of $76,746 associated with the Company's restructuring programs including the discontinuance of its Wireless Messaging (Paging) business.

     Chief Executive Officer Compensation. Mr. Doggett served as Chief Executive Officer in 2001. In accordance with the Doggett Agreement, Mr. Doggett was eligible to participate in the Company's Incentive Plan in 2001, but based on the operating performance of the Company during 2001 Mr. Doggett did not receive an award under the plan in 2001.

     Long-Term Incentives. In May 1996, the Company established the 1996 Plan to provide for various types of equity-related awards to (i) promote the success and enhance the value of the Company by linking the personal interests of participants to those of the Company's stockholders, and by providing participants with an incentive for outstanding performance and (ii) provide flexibility to the Company in its ability to motivate, attract and retain the services of participants upon whose judgment, interest and special effort the successful conduct of its operation is largely dependent.

     Under the 1996 Plan, the Plan Administration Committee has the discretion to determine who will be given awards in any year, the types of awards to be made (such as stock options, stock appreciation rights, restricted stock or other awards) and the number of shares of Common Stock to be covered by a particular award. In determining whether to make an award to a particular executive officer and the size of such award, the Plan Administration Committee considers the executive officer's level of responsibility within the Company, prior awards made to the executive officer, individual and Company performance and the amount of the executive officer's other compensation components.

     This report is submitted by the Compensation Committee and the Plan Administration Committee which currently consist of the following members:

COMPENSATION COMMITTEE                  PLAN ADMINISTRATION COMMITTEE
----------------------                  -----------------------------
Peter W. Gilson, Chairman               Donald S. Bates, Chairman
Stephen P. Kelbley                      Horace H. Sibley
Howard W. Speaks, Jr.

PERFORMANCE GRAPH

     The following graph compares the cumulative total return on $100 invested on December 31, 1996 in each of the Company's Common Stock, the Nasdaq U.S. Composite Index and the Nasdaq Telecommunications Index at the end of each fiscal year through 2001. The returns are calculated assuming the reinvestment of dividends. The Company has not paid any cash dividends during the period covered by the graph below. The stock price performance shown on the graph below is not necessarily indicative of future stock price performance.

                              (PERFORMANCE GRAPH)

--------------------------------------------------------------------------------------------------------------
COMPANY/INDEX NAME              1996          1997          1998          1999          2000          2001
--------------------------------------------------------------------------------------------------------------
  Glenayre                      $100          $ 46          $ 21          $ 52          $ 16          $  8
  Nasdaq U.S. Composite          100           122           173           321           193           153
  Nasdaq
     Telecommunications          100           146           242           431           184           123

     In the performance graph presented in the proxy statement prepared in connection with the 2001 Annual Meeting, the Company compared the performance of its Common Stock to the S&P 500 and the S&P Communications Equipment Manufacturers' Index ("S&P CEMI"). The Company discontinued its Wireless Messaging (Paging) business in May 2001 and is now focused on its communications messaging systems business and believes that the Nasdaq U.S. Composite and Nasdaq Telecommunications Indices provide a better measure of the performance of the Company's restructured business. For comparative purposes, cumulative total return on $100 invested on December 31, 1996 at the end of fiscal 2001 for the S&P 500 and the S&P CEMI was $166 and $81, respectively.

AUDIT COMMITTEE REPORT

     The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. The Audit Committee's role includes a particular focus on the qualitative aspects of financial reporting to shareholders and on the Company's processes and procedures for the management of business and financial risks. A full description of the Audit Committee's primary responsibilities, operating principles, and relationship with internal and external auditors is contained in the Audit Committee Charter, which was attached to the proxy statement prepared in connection with the Company's 2001 Annual Meeting. The Audit

Committee is composed of Messrs. Kelbley, Hurley and Desch, each of whom is "independent" under the listing standards of the Nasdaq Stock Market, Inc.

     In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report on Form 10-K with management, including a discussion of the quality and the acceptability of the Company's financial reporting and controls.

     The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality and the acceptability of the Company's financial reporting and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition, the Committee has discussed with the independent auditors the auditors' independence from management and the Company, including the matters in the auditors' written disclosures required by the Independence Standards Board.

     The Committee also discussed with the Company's independent auditors the overall scope and plans for their respective audits. The Committee meets periodically with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting.

     In reliance on the review, discussions and disclosures referred to above, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements for fiscal 2001 be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001.

                                          Stephen P. Kelbley, Chairman
                                          Matthew J. Desch
                                          John J. Hurley

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In September 2001, in connection with the relocation of Mr. Doggett from Charlotte, North Carolina to Atlanta, Georgia, the Company loaned Mr. Doggett $350,000. Mr. Doggett executed a promissory note evidencing this loan which bears interest at 6.75% and requires 11 monthly payments of $2,500 and the balance to be paid on September 25, 2002. The loan is secured by Mr. Doggett's primary residence.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires that directors and officers of the Company and persons who beneficially own more than 10% of the Common Stock file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of the Common Stock of the Company. Directors, officers and greater than 10% beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on review of the copies of such reports, and amendments thereto, furnished to the Company and written representations that no other reports were required, during 2001 all reports required by Section 16(a) to be filed by its directors, officers and greater than 10% beneficial owners were filed on a timely basis.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors has selected Ernst & Young LLP as independent auditors to audit the financial statements of the Company and its subsidiaries for the year ending December 31, 2002. This selection is being presented to the stockholders for their ratification or rejection at the 2002 Annual Meeting. Representatives of Ernst & Young LLP are expected to be present at the 2002 Annual Meeting with an opportunity to make a statement if they desire to do so, and the representatives are expected to be available to respond to appropriate questions. The Audit Committee has considered whether the provision of services by Ernst & Young LLP other than the audit of the financial statements of the Company for fiscal 2001 and the review of the financial statements for the first three quarters of fiscal 2001 is compatible with maintaining Ernst & Young LLP's independence.

     Audit Fees. Fees for the 2001 annual audit and the review of the financial statements included in the Company's Quarterly Reports on Form 10-Q for the first three quarters in 2001 were $283,000.

     All Other Fees. All other fees for 2001 were $300,000 including audit related services of approximately $151,000 and nonaudit services of $149,000. Audit related services generally included fees for benefit plan and statutory audits, business process and controls review and accounting standard and transaction consultations.

     Financial Information Systems Design and Implementation Fees. Ernst & Young LLP did not bill the Company for professional services rendered during fiscal 2001 for the design and implementation of financial information systems.

     The Board of Directors recommends a vote FOR the ratification of the selection of Ernst & Young LLP as independent auditors to audit the financial statements of the Company and its subsidiaries for the year ending December 31, 2002, and proxies solicited by the Board of Directors will be so voted unless stockholders specify otherwise. If the stockholders do not ratify the selection of Ernst & Young LLP, the selection of independent auditors will be reconsidered by the Board of Directors.

                           PROPOSALS OF STOCKHOLDERS

     Proposals of stockholders intended to be presented at the Annual Meeting of Stockholders to be held in 2003 must be received in writing by the Secretary of the Company no later than December 9, 2002 to be considered for inclusion in the Company's proxy statement and form of proxy relating to that meeting. In addition, if the Company receives notice of a stockholder proposal after March 17, 2003 such proposal will be considered untimely and the persons named in the proxy statement and form of proxy for the 2003 Annual Meeting of Stockholders will have discretionary authority to vote on such proposal without discussion of that matter in the proxy statement and without such proposal appearing as a separate item on the proxy card.

                                 OTHER MATTERS

     The Board of Directors does not know of any matters to be presented at the 2002 Annual Meeting other than those set forth in the Notice. However, if any other matters do come before the 2002 Annual Meeting, it is intended that the holders of the proxies will vote thereon in their discretion.

                                (Glenayre Logo)

                       PROXY SOLICITED BY AND ON BEHALF OF
              THE BOARD OF DIRECTORS OF GLENAYRE TECHNOLOGIES, INC.

         The undersigned hereby appoints Clarke H. Bailey and Eric L. Doggett and each of them, as Proxies, each with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse hereof, all of the shares of Common Stock of Glenayre Technologies, Inc. held by the undersigned on March 22, 2002 at the 2002 Annual Meeting of Stockholders to be held the Hilton Garden Inn, 11695 Medlock Bridge Road, Duluth, Georgia 30097 on May 16, 2002 at 11:00 a.m., local time, and at any adjournment(s) thereof.

         This proxy when properly executed will be voted in the manner directed by the undersigned stockholder. IF NO DIRECTION IS MADE WITH RESPECT TO ANY PROPOSAL, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF ALL NOMINEES AND "FOR" PROPOSAL 2.

         Receipt of the Notice of the 2002 Annual Meeting and accompanying Proxy Statement is hereby acknowledged.


                         (TO BE SIGNED ON REVERSE SIDE)

1.       ELECTION OF DIRECTORS.

         [ ] FOR ALL NOMINEES LISTED BELOW
                   (except as marked to the contrary below)

         [ ] WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES LISTED BELOW

         TO WITHHOLD AUTHORITY FOR ANY INDIVIDUAL NOMINEE STRIKE A LINE THROUGH THE NOMINEE'S NAME:

         Ramon D. Ardizzone        Eric L. Doggett           Stephen P. Kelbley


2. PROPOSAL TO APPROVE THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS OF THE COMPANY.

         [ ]   FOR                    [ ]   AGAINST                [ ]  ABSTAIN

3. In their discretion, the Proxies each are authorized to vote upon such other business as may properly come before the 2002 Annual Meeting and at any adjournment(s) thereof.

Dated:                       , 2002
       ----------------------

--------------------------------------------------------------------------------
(Signature of Stockholder)


--------------------------------------------------------------------------------
(Signature of Joint Stockholder, if any)


IMPORTANT: Please date this proxy and sign exactly as your name appears hereon. If stock is held jointly, both holders should sign. Executors, administrators, trustees, guardians and others signing in a representative capacity should give full title. Please check box if you intend to be present at the meeting: [ ]


PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.